UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 7, 2006

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

2006 Profit Sharing Program for Executive Officers

On February 7, 2006, the Compensation Committee of the Board of Directors of SYNNEX Corporation (the “Company”) approved the 2006 profit sharing program for executive officers. Bonuses granted to executive officers are determined by the Company’s Compensation Committee based upon both qualitative and quantitative considerations. Bonuses to executive officers will be based upon the achievement of Company net income target percentages. Executive officers will not be eligible for bonuses unless the Company meets or exceeds threshold target performance percentages, established for each executive officer, of an internally established net income goal. The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for each individual executive officer. In addition to the above quantitative goals, Robert Huang, President and Chief Executive Officer of the Company, retains the discretion to increase or decrease bonuses for the other executive officers by up to 30%.

Employment Agreement of Robert Huang

On February 7, 2006, the Compensation Committee approved an employment agreement with Mr. Huang for a term of four years. Pursuant to the agreement, Mr. Huang will receive an annual base salary of $400,000 and was granted an award of restricted stock units for 250,000 shares of common stock of the Company under the Company’s Amended and Restated 2003 Stock Incentive Plan. The restricted stock units will vest with respect to 25% of the shares on the date that is 13 months after the date of grant, and an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant. Subject to the terms and conditions of the agreement, if Mr. Huang terminates his employment with the Company for good reason, or the Company terminates Mr. Huang’s employment with the Company for a reason other than cause, disability or death, within the four-year term of the agreement, Mr. Huang will receive the following severance benefits:

(i) Severance Payments: Mr. Huang will be paid severance for 12 months at a monthly rate equal to his annual base salary rate, as then in effect, divided by 12 months. In addition, Mr. Huang will receive a prorated portion of any profit sharing bonus earned for the year of termination.

(ii) Continued Health Benefits: Mr. Huang will receive reimbursement from the Company of the group health continuation coverage premiums for himself and his eligible dependents for 12 months.

(iii) Accelerated Vesting: 100% of the unvested shares subject to all of Mr. Huang’s outstanding rights to purchase or receive shares of the Company’s common stock (including, without limitation, through awards of stock options, restricted stock units or similar awards) will immediately vest and, if applicable, become exercisable upon such termination.

Compensation of Matthew Miau

On February 7, 2006, the Compensation Committee approved a $225,000 retainer for fiscal 2006 for Matthew Miau, Chairman of the Board of Directors, based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to the Company as Chairman. Mr. Miau’s retainer remained the same as the prior year.

Amendments to Material Definitive Agreements

On February 8, 2006, the Company entered into Amendment No. 8 dated February 8, 2006 to Amended and Restated Credit Agreement dated July 9, 2002 by and among the Company, General Electric Capital Corporation and Bank of America, N.A. This amendment increases the amounts the Company may lend or guaranty to its Canada and Mexico subsidiaries, subject to certain requirements and restrictions.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated February 7, 2006, by and between the Company and Robert Huang.

10.2	Amendment No. 8 dated February 8, 2006 to Amended and Restated Credit Agreement dated July 9, 2002 by and among the Company, General Electric Capital Corporation and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2006

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung
General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated February 7, 2006, by and between the Company and Robert Huang.

10.2	Amendment No. 8 dated February 8, 2006 to Amended and Restated Credit Agreement dated July 9, 2002 by and among the Company, General Electric Capital Corporation and Bank of America, N.A.